Exhibit 99.1

Encore Capital Group Announces Third Quarter 2026 Financial Results

•Favorable purchasing conditions continue in U.S. market
•Global portfolio purchases of $390 million, including $310 million in U.S.
•Global collections up 14% to record $754 million
•Earnings per share up 76% to $5.57

SAN DIEGO, November 4, 2026 -- Encore Capital Group, Inc. (NASDAQ: ECPG), an international specialty finance company, today reported consolidated financial results for the third quarter ended September 30, 2026.
“Encore delivered an exceptional third quarter, both financially and operationally, highlighted by strong portfolio purchasing and record global collections,” said Ashish Masih, President and Chief Executive Officer. “Third quarter global portfolio purchases were $390 million and global collections were a record $754 million, up 14% compared to a year ago. This collections performance helped drive GAAP net income in the third quarter of $124 million or $5.57 per share, up 76% compared to $3.17 per share a year ago.”

“MCM, our U.S. business, continues to set the pace. The U.S. market remains highly attractive for us, supported by continued robust portfolio supply, and we are capitalizing on that opportunity with discipline and conviction. MCM purchased $310 million of portfolios in the third quarter and delivered record collections of $589 million, up 17% compared to the third quarter a year ago. This exceptional collections performance is the result of strong execution and continued significant portfolio purchasing as well as the deployment of new technologies, enhanced digital capabilities and continued operational innovation.”
“In Europe, our Cabot business delivered a solid third quarter. Portfolio purchases were $80 million while collections of $164 million were up 2% compared to the third quarter last year.”

“Given the strength and momentum of our business, we are raising our full-year 2026 guidance. We now anticipate global portfolio purchases to be in a range between $1.50 billion and $1.55 billion, and global collections to be in a range between $2.90 billion and $2.95 billion, reflecting year-over-year growth of 12-14%. Additionally, we now expect our EPS in 2026 to be in a range between $15.50 and $16.00 per share, an increase of over 40% compared to 2025. As always, we remain committed to the critical role we play in the consumer credit ecosystem and to helping consumers restore their financial health,” said Masih.

In the third quarter, the company repurchased approximately $27 million of its shares of common stock, bringing total repurchases through the first nine months of 2026 to approximately $73 million.

Encore Capital Group, Inc.

Financial Highlights for the Third Quarter of 2026:

	Three Months Ended September 30,
(in thousands, except percentages and earnings per share)	2026	2025	Change
Portfolio purchases(1)	$389,655	$346,069	13%
Average receivable portfolios(2)	$4,686,559	$4,227,398	11%
Estimated Remaining Collections (ERC)	$10,451,677	$9,489,772	10%
Collections	$753,845	$663,018	14%
Revenues	$544,541	$460,353	18%
Operating expenses	$313,936	$287,175	9%
Net income	$124,013	$74,660	66%
Earnings per share	$5.57	$3.17	76%
______________________
(1)Includes U.S. purchases of $310.0 million and $261.1 million, and Europe purchases of $79.7 million and $84.9 million in Q3 2026 and Q3 2025, respectively.
(2)Represents the average of receivable portfolios for the quarter (sum of receivable portfolios at the beginning and end of the quarter divided by 2).

Conference Call and Webcast
Encore will host a conference call and slide presentation today, November 4, 2026, at 2:00 p.m. Pacific / 5:00 p.m. Eastern time, to present and discuss third quarter results.
Members of the public are invited to access the live webcast via the Internet by logging in on the Investor Relations page of Encore's website at encorecapital.com. To access the live conference call by telephone, please pre-register using this link. Registrants will receive confirmation with dial-in details.

For those who cannot listen to the live broadcast, a replay of the webcast will be available on the Company's website shortly after the call concludes.

Encore Capital Group, Inc.

Non-GAAP Financial Measures
This news release includes certain financial measures that exclude the impact of certain items and therefore have not been calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). The Company has included information concerning adjusted EBITDA because management utilizes this information in the evaluation of its operations and believes that this measure is a useful indicator of the Company’s ability to generate cash collections in excess of operating expenses through the liquidation of its receivable portfolios. Adjusted EBITDA has not been prepared in accordance with GAAP and should not be considered as an alternative to, or more meaningful than, net income and net income per share as indicators of the Company’s operating performance. Further, this non-GAAP financial measure, as presented by the Company, may not be comparable to similarly titled measures reported by other companies. A reconciliation of Adjusted EBITDA to its most directly comparable GAAP financial measure is below.

About Encore Capital Group, Inc.

Encore Capital Group is an international specialty finance company that provides debt recovery solutions and other related services for consumers across a broad range of financial assets. Through its subsidiaries around the globe, Encore purchases portfolios of consumer receivables from major banks, credit unions, and utility providers.
Encore partners with individuals as they repay their debt obligations, helping them on the road to financial recovery and ultimately improving their economic well-being. Encore is the first and only company of its kind to operate with a Consumer Bill of Rights that provides industry-leading commitments to consumers. Headquartered in San Diego, Encore is a publicly traded NASDAQ Global Select company (ticker symbol: ECPG) and a component stock of the Russell 2000, the S&P Small Cap 600 and the Wilshire 4500. More information about the company can be found at http://www.encorecapital.com.

Encore Capital Group, Inc.

Forward Looking Statements
The statements in this press release that are not historical facts, including, most importantly, those statements preceded by, or that include, the words “will,” “may,” “believe,” “projects,” “expects,” “anticipates” or the negation thereof, or similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). These statements may include, but are not limited to, statements regarding our future operating results (including purchases, collections and earnings per share), performance, supply and pricing, liquidity, business plans or prospects. For all “forward-looking statements,” the Company claims the protection of the safe harbor for forward-looking statements contained in the Reform Act. Such forward-looking statements involve risks, uncertainties and other factors which may cause actual results, performance or achievements of the Company and its subsidiaries to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks, uncertainties and other factors are discussed in the reports filed by the Company with the Securities and Exchange Commission, including the most recent report on Form 10-K, as it may be amended from time to time. The Company disclaims any intent or obligation to update these forward-looking statements.

Contact:
Bruce Thomas
Encore Capital Group, Inc.
Vice President, Global Investor Relations
bruce.thomas@encorecapital.com

SOURCE: Encore Capital Group, Inc.

FINANCIAL TABLES FOLLOW

Encore Capital Group, Inc.

ENCORE CAPITAL GROUP, INC.
Condensed Consolidated Statements of Financial Condition
(In Thousands, Except Par Value Amounts)
(Unaudited)

	September 30, 2026	December 31, 2025
Assets
Cash and cash equivalents	$158,425	$156,784
Receivable portfolios, net	4,763,412	4,371,532
Property and equipment, net	78,285	82,080
Other assets	154,170	193,113
Goodwill	528,415	536,291
Total assets	$5,682,707	$5,339,800
Liabilities and Equity
Liabilities:
Accounts payable and accrued liabilities	$257,219	$230,261
Borrowings	4,237,800	4,001,293
Other liabilities	109,006	131,496
Total liabilities	4,604,025	4,363,050
Commitments and Contingencies
Equity:
Convertible preferred stock, $0.01 par value, 5,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 75,000 shares authorized, 20,942 and 21,688 shares issued and outstanding as of September 30, 2026 and December 31, 2025, respectively	209	217
Additional paid-in capital	—	—
Accumulated earnings	1,202,720	1,104,640
Accumulated other comprehensive loss	(124,247)	(128,107)
Total stockholders’ equity	1,078,682	976,750
Total liabilities and stockholders’ equity	$5,682,707	$5,339,800

The following table presents certain assets and liabilities of consolidated variable interest entities (“VIEs”) included in the condensed consolidated statements of financial condition above. Most assets in the table below include those assets that can only be used to settle obligations of consolidated VIEs. The liabilities exclude amounts where creditors or beneficial interest holders have recourse to the general credit of the Company.

	September 30, 2026	December 31, 2025
Assets
Cash and cash equivalents	$48,558	$40,256
Receivable portfolios, net	1,281,675	1,151,221
Other assets	5,584	3,540
Liabilities
Accounts payable and accrued liabilities	2,433	3,101
Borrowings	784,567	791,182
Other liabilities	50	2,774

Encore Capital Group, Inc.

ENCORE CAPITAL GROUP, INC.
Condensed Consolidated Statements of Income
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Revenues
Portfolio revenue	$414,414	$370,126	$1,204,675	$1,076,518
Changes in recoveries	111,043	63,636	244,898	140,699
Total debt purchasing revenue	525,457	433,762	1,449,573	1,217,217
Servicing revenue	17,474	22,175	56,340	67,022
Other revenues	1,610	4,416	5,911	11,011
Total revenues	544,541	460,353	1,511,824	1,295,250
Operating expenses
Salaries and employee benefits	117,470	117,118	351,596	340,788
Cost of legal collections	100,400	80,010	286,220	227,672
General and administrative expenses	43,596	39,220	121,949	121,565
Other operating expenses	39,344	37,056	111,008	108,298
Collection agency commissions	6,016	6,601	18,472	21,848
Depreciation and amortization	7,110	7,170	21,080	21,825
Total operating expenses	313,936	287,175	910,325	841,996
Income from operations	230,605	173,178	601,499	453,254
Other expense
Interest expense	(72,299)	(74,242)	(219,256)	(218,715)
Loss on extinguishment of debt	—	—	(30,533)	—
Other income	2,482	929	3,657	3,802
Total other expense	(69,817)	(73,313)	(246,132)	(214,913)
Income before income taxes	160,788	99,865	355,367	238,341
Provision for income taxes	(36,775)	(25,205)	(81,112)	(58,164)
Net income	$124,013	$74,660	$274,255	$180,177

Earnings per share:
Basic	$5.80	$3.22	$12.73	$7.66
Diluted	$5.57	$3.17	$12.21	$7.57

Weighted average shares outstanding:
Basic	21,364	23,222	21,547	23,534
Diluted	22,255	23,520	22,454	23,789

Encore Capital Group, Inc.

ENCORE CAPITAL GROUP, INC.
Condensed Consolidated Statements of Cash Flows
(Unaudited, In Thousands)

	Nine Months Ended September 30,
	2026	2025
Operating activities:
Net income	$274,255	$180,177
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	21,080	21,825
Loss on extinguishment of debt	30,533	—
Other non-cash interest expense, net	7,585	11,151
Stock-based compensation expense	15,320	13,048
Changes in recoveries	(244,898)	(140,699)
Other, net	11,585	7,231
Changes in operating assets and liabilities
Other assets	12,485	17,316
Accounts payable, accrued liabilities and other liabilities	31,685	26,339
Net cash provided by operating activities	159,630	136,388
Investing activities:
Purchases of receivable portfolios, net of put-backs	(1,187,072)	(1,066,223)
Collections applied to receivable portfolios	1,004,448	846,292
Purchases of property and equipment	(18,051)	(19,338)
Other, net	25,037	23,720
Net cash used in investing activities	(175,638)	(215,549)
Financing activities:
Payment of loan and debt refinancing costs	(39,830)	(3,892)
Proceeds from credit facilities	1,297,830	812,751
Repayment of credit facilities	(946,236)	(699,452)
Proceeds from senior secured notes	1,128,676	—
Repayment of senior secured notes	(983,540)	—
Payments to settle convertible senior notes	(367,855)	—
Proceeds from convertible hedge instruments	31,780	—
Repurchase and retirement of common stock	(73,993)	(35,329)
Other, net	(26,256)	(23,522)
Net cash provided by financing activities	20,576	50,556
Net increase (decrease) in cash and cash equivalents	4,568	(28,605)
Effect of exchange rate changes on cash and cash equivalents	(2,927)	1,228
Cash and cash equivalents, beginning of period	156,784	199,865
Cash and cash equivalents, end of period	$158,425	$172,488

Supplemental disclosures of cash flow information:
Cash paid for interest	$183,459	$172,756
Cash paid for income taxes, net of refunds	43,840	40,174
Supplemental schedule of non-cash investing activities:
Receivable portfolios transferred to real estate owned	$2,617	$2,960

Encore Capital Group, Inc.

ENCORE CAPITAL GROUP, INC.
Supplemental Financial Information
Reconciliation of Non-GAAP Metrics
Adjusted EBITDA

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, unaudited)	2026	2025	2026	2025
GAAP net income, as reported	$124,013	$74,660	$274,255	$180,177
Adjustments:
Interest expense	72,299	74,242	219,256	218,715
Interest income	(1,215)	(1,027)	(3,401)	(3,935)
Provision for income taxes	36,775	25,205	81,112	58,164
Depreciation and amortization	7,110	7,170	21,080	21,825
Stock-based compensation expense	4,702	4,341	15,320	13,048
Acquisition, integration and restructuring related expenses(1)	1,487	165	6,165	1,455
Loss on extinguishment of debt	—	—	30,533	—
Adjusted EBITDA	$245,171	$184,756	$644,320	$489,449
Collections applied to principal balance(2)	$231,484	$236,293	$770,833	$725,270
________________________

(1)Amount represents acquisition, integration and restructuring related expenses. We adjust for this amount because we believe these expenses are not indicative of ongoing operations; therefore, adjusting for these expenses enhances comparability to prior periods, anticipated future periods, and our competitors’ results.
(2)Amount represents (a) gross collections from receivable portfolios less (b) debt purchasing revenue, plus (c) proceeds applied to basis from sales of real estate owned (“REO”) assets and, when applicable, other receivable portfolios. A reconciliation of “collections applied to receivable portfolios, net” to “collections applied to principal balance” is available in the Form 10-Q for the period ending September 30, 2026.